UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-A

_________________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PRESS VENTURES, INC.

 (Name of registrant as specified in its charter)

Nevada	39-2077493
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1733 First Avenue NW
Calgary, Alberta, Canada T2N 0B2
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:  ____________________   (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, Par Value $0.001 Per Share

(Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares, $0.001 par value per share, of common stock. We do have not any shares of preferred stock authorized.  As of March 21, 2012, there were 8,300,000 shares of common stock issued and outstanding held by 29 holders.

The following summary of the material provisions of our common stock is qualified in its entirety by reference to the provisions of our Articles of Incorporation and By-laws which are exhibits to this Registration Statement.

Common Stock

Holders of our common stock are entitled to one vote per share. We do not provide for cumulative voting. Dividends on our common stock may be declared and paid out of any funds available therefor, so often, in such amounts, and at such time or times as the Board of Directors of the Company may determine, and shares may be issued pro rata and without consideration to the Company’s shareholders.  However, the current policy of our Board of Directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of outstanding preferred stock, if any. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are fully paid and non-assessable.

Options and Warrants

There are no outstanding options, warrants or other securities that are convertible into shares of our common stock.

Market Information

There is currently no market for our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760.

ITEM 2.  EXHIBITS

No.	Description
3.1	Articles of Incorporation *
3.2	Bylaws *
4.1	Form of stock certificate*

*  Incorporated by reference to exhibits included with our Registration Statement on Form S-1 (Registration No. 333-171209) with the U.S. Securities and Exchange Commission on December 16, 2010

Signature

Pursuant to the requirements of Section 2 of the Securities Exchange Act of 1934, the registrant caused duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PRESS VENTURES, INC.
(Registrant)

Date: March 21, 2012	/s/ Caroline Johnston
Caroline Johnston
Principal Executive Officer
Principal Financial Officer and Director

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